 Investor Presentation  Feb 2025  Waton Financial Limited  (Nasdaq Ticker: WTF)  Technology · Finance  Issuer Free Writing Prospectus dated Feb 10,2025.  Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended  Relating to Preliminary Prospectus dated Feb 7,2025.   Registration Statement No.333-283424

 Page 3 | Waton Financial Limited  SAFE HARBOR STATEMENT AND DISCLAIMERS  This presentation has been prepared by Waton Financial Limited (collectively with its consolidated subsidiaries, the "Company,” ”we," "us," or "our") related to the public offering of the Company, which highlighted the basic information about the offering and the Company, and therefore shall be read together with the registration statement on Form F-1 (the "Registration Statement") (file No. 333-283424), as amended (including a preliminary prospectus), filed with the U.S. Securities and Exchange Commission (the "SEC“) for the offering to which this communication relates. The Registration Statement has not yet been declared effective by the SEC and may be accessed through the following web link:   https://www.sec.gov/Archives/edgar/data/1987363/000114036125003577/ny20017183x8_f1a.htm.  Before you invest, you should read the prospectus in that Registration Statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Cathay Securities Inc. at +1 822-939-3888.  This presentation does not constitute an offer to sell or a solicitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. Any decision to purchase the Company's securities should be made solely on the basis of the information contained in the Company's public flings and any prospectus relating to the proposed offering. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this presentation. Any representation to the contrary is a criminal offense.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 Page 4 | Waton Financial Limited  Forward Looking Statements  This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," “expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth and expansion plan, including our ability to meet our goals; current and future economic and political conditions; our ability to continue to operate through the jurisdiction in which our subsidiaries operate; our capital requirements and our ability to raise any additional financing which we may require: our ability to attract customers and further enhance our brand awareness; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and other assumptions described in this presentation underlying or relating to any forward-looking statements.  We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors“. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 Page 5 | Waton Financial Limited  PROPOSED OFFERING SUMMARY  Issuer  Waton Financial Limited  Listing / Ticker  NASDAQ / WTF  Offering Type  Initial Public Offering  Base Offering  5 million Ordinary Shares  Over-Allotment Option  0.75 million Ordinary Shares (15% of base offering)  Price  $4 to $6 per share   Use of Proceeds  approximately 30% to enhance the functionalities and technicalities of our trading platform APP and the software licensing and related support services  approximately 30% to launch our asset management business and other new business lines   approximately 20% to expand our array of investments available for our customers on our trading   platform APP  approximately 20% for general working capital purposes  Lock-up1  6 months  Underwriter  Note:  1 We have agreed not to, for a period of 6 months from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriters.   Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 6 | Waton Financial Limited  WATON AT A GLANCE  Founded  1989  Headquarters  Hong Kong  Client coverage  5800+ securities brokerage accounts, including 59 corporate customers  Number of Employees  31  Licenses  Type 1, 4, 5, 9  Key People  Chairman & CTO: Kai Zhou  CEO: Chun On Franco Chu   CFO: Huaxin Wen   Industry Classification  Fintech Services  Overview  Revenue Breakdown (1H FY 2025)   Recent Financial Highlights (in USD’000)  Revenues  Net Income/(Loss)  Leading the B2B fintech landscape, our company stands out as a market pioneer, providing a comprehensive cloud-based brokerage solution tailored for small and medium-sized brokers across the Asia-Pacific region, according to Frost and Sullivan.  As an integrated securities broker in Hong Kong, we offer a wide array of services, including brokerage, margin financing, and other ancillary services. Our expertise extends to the realm of software licensing and related support services, encompassing trading platform APP development, maintenance, and related services catered specifically to financial institutions.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 7 | Waton Financial Limited  We Are an Established Integrated Securities Broker in the Hong Kong Financial Services Industry   COMPANY OVERVIEW  Driving growth through two business segments:  Securities Brokerage Services  1  Software licensing and related support services  2  Shanghai-Hong Kong Stock Connect   Shenzhen-Hong Kong Stock Connect  New York Stock Exchange   Nasdaq Stock Market   Margin financing services  Trading platform APP development and maintenance to financial institutions  front, middle and back-office operation  trading, clearing and settlement  Broker Cloud solutions  Our Licenses  Type 1  dealing in securities   Type 4  advising on securities   Type 5  advising on futures contracts   Type 9  asset management   5800+  including 59  Securities brokerage customers  Corporate customers  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 Page 8 | Waton Financial Limited  CORPORATE STRUCTURE  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 9 | Waton Financial Limited  An Experienced Management Team with Strong Financial and Operational Expertise  Kai Zhou  Chairman & CTO  7 years of managerial and operational experience in financial services and technology  Executive Director and General Manager, Shenzhen Peach Education Ltd; CEO, Shenzhen Jinhui Technology Co., Ltd.; Former VP and CEO, Shenzhen Hurricane AssetManagement Co., Ltd.  Bachelor’s degree in finance from the University of Toronto  18 years of experience in the financial services industry  Independent director at QPL International Holdings Limited (0243.HK); Previous management roles at Centaline Wealth Management Limited and Centaline Financial Services Limited  Certified Financial Planner registered with the Institute of Financial Planners of Hong Kong  Bachelor of BA in accounting and finance from Simon Fraser University  Leadership role in a prominent property technology company; Former CFO of Bitdeer Technologies Group (NASDAQ: BTDR) and Fangdd Network Group Ltd (NASDAQ: DUO)  Senior manager experience at KPMG Huazhen LLP  Bachelor of Arts in English from South China University of Technology  Franco Chu  CEO  Huaxin Wen  CFO  MANAGEMENT  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 The market for global B2B fintech services for small and medium brokers expanded between 2018 and 2022, increasing from US$505.9 million to US$997.4 million-CAGR of 18.5%.With an estimated CAGR of 12.9% from 2023 to 2027, the market size of global B2B fintech services for small and medium brokers is expected to continue expanding.   COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 10 | Waton Financial Limited  INDUSTRY OVERVIEW  USD B  USD M  The global market size of the B2B fintech service market has increased from US$16.7 billion in 2018 to US$122.0 billion in 2022, representing a CAGR of 64.4% during such period.   Market Size of Global B2B Fintech Service Market* in terms of expenditures by financial institutions  Market Size of Global B2B Fintech Services for Small and Medium Brokers  *: industry data and information from Frost & Sullivan  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 11 | Waton Financial Limited  Market Drivers of the Global B2B Fintech in the Securities Brokerage Market   Development Trends of the Global B2B Fintech in the Securities Brokerage Market   Empowering Small and Medium Brokers   Innovation in Business Models   Blooming Technological Breakthrough   Expansion of Internet Securities Brokers   Digital Transformation Focused   Customized Development of Fintech Services   Concentration on Customer Experience   Advancements in artificial intelligence (“AI”) Applications   A pioneer of business-to-business fintech services in the Asia-Pacific region to offer one-stop brokerage software solutions to small and medium-sized brokers*.  A shorter service delivery period and a lower initial delivery cost, compared to the industry average*.  Industry Entry Barriers  Regulatory Hurdles and Compliance Requirements  Security and Data Privacy   Technological Competence   Industry Experience   INDUSTRY OVERVIEW  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.   * According to Frost & Sullivan

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 12 | Waton Financial Limited  Continue to expand our customer base in the financial services industry through software licensing services  Enhance our existing services, develop our asset management business and expand our service offerings  Focus on product and technology innovation and further strengthen our securities brokerage services and software licensing services   Pursue investment, acquisition and strategic opportunities   Continue to attract and retain top talents  Growth Strategies  Use of Proceeds  Approximate Percentage  Enhance the functionalities and technicalities of our trading platform APP and the software licensing and related support services, including, but not limited to, improving user experience, and development in AI-powered risk control and customer service functions  30%  Launch our asset management business and other new business lines, including the cost of applying for applicable licenses from the HKSFC, hiring eligible representative officers and supporting staff, and establishing and/or improving relevant business control and compliance procedures  30%  Expand our array of investments available for our customers on our trading platform APP, including, but not limited to, the cost of onboarding Daily Revenue Contracts offered by the Micro Connect Macau Financial Assets Exchange (MCEX), and improving connectivity to existing and new exchanges for trading new asset types  20%  General Working Capital  20%  GROWTH STRATEGIES AND USE OF PROCEEDS  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 13 | Waton Financial Limited  INVESTMENT HIGHLIGHTS  Fintech service provider benefitting Securities broker customers with integrated upstream supply chain and growth potential of downstream end user markets  Diversified revenue mix and loyal customer base  Visionary and seasoned management team   Major fintech service provider of integrated, accessible, expedited and cost-effective software licensing and related support services   Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 14 | Waton Financial Limited  ESG & ARTIFICIAL INTELLIGENCE  “Waton has made efforts to sourcesocially responsible uppliers thatintegrate social and environmentalconcerns in its usiness operations.For example, a supplier, ShenzhenJinhui, has engaged ShenzhenCanyou Group Co, Ltd., a softwaretechnology company composedentirely of software technology eliteswith disabilities, to provide softwaredevelopment services, which itbelieves contributes to the well-being of communities and improvesthe Company's brand image. ”  Fulfilment of corporate social responsibility  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  FINANCIALS  All figures in USD  Revenue Breakdown (FY 2023)   Revenue Breakdown (FY 2024)   Page 15 | Waton Financial Limited  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.   Revenue Breakdown (1H FY 2025)

 Company Website:  https://www.waton.com  Underwriter Contact:  Cathay Securities Inc.  Tel: +1 822-939-3888  Address: 40 Wall Street, Suite 3600, New York, NY 10005, USA  CONTACT US